Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 16, 2007

BY AND BETWEEN

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND

FIRST COMMUNITY BANK

i

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Voting Agreement
Exhibit B	Plan of Bank Merger
Exhibit C	Affiliate Agreement

Bank Disclosure Schedules

Schedule 3.11	Options
Schedule 4.02	Organization, Standing and Authority of Bank
Schedule 4.03	Bank Capital Stock
Schedule 4.09	Absence of Certain Changes or Events
Schedule 4.10	Financial Controls and Procedures
Schedule 4.11	Regulatory Matters
Schedule 4.12	Legal Proceedings
Schedule 4.13	Compliance With Laws
Schedule 4.14	Material Contracts; Defaults
Schedule 4.16	Employee Benefit Plans
Schedule 4.19	Tax Matters
Schedule 4.20	Investment Securities
Schedule 4.21	Derivative Transactions
Schedule 4.22	Loans; Nonperforming and Classified Assets
Schedule 4.23	Tangible Properties and Assets
Schedule 4.24	Intellectual Property
Schedule 4.26	Insurance
Schedule 6.01(d)	Hiring
Schedule 6.01(i)	Capital Expenditures
Schedule 6.01(e)	Benefit Plans
Schedule 6.01(r)	Loans
Schedule 6.15(e)	Settlement Agreements
Schedule 6.15(f)	Retention Bonuses

Buyer Disclosure Schedules

Schedule 5.03	Organization, Standing and Authority of Buyer Bank
Schedule 5.12	Regulatory Matters
Schedule 5.13	Legal Proceedings
Schedule 5.14	Compliance With Laws

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 16, 2007, by and between New Hampshire Thrift Bancshares, Inc., a Delaware corporation (“Buyer”), and First Community Bank, a Vermont-chartered commercial bank (“Bank”).

WITNESSETH

WHEREAS, the Board of Directors of Buyer and the Board of Directors of Bank have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, Bank will merge with and into Lake Sunapee Bank, fsb, a federal savings association and wholly-owned subsidiary of Buyer;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of Bank has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Bank Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 10% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 10% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Advisory Board” has the meaning set forth in Section 2.01(g).

“Agreement” has the meaning set forth in the preamble to this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank” has the meaning set forth in the preamble to this Agreement.

“Bank Benefit Plans” has the meaning set forth in Section 4.16(a).

“Bank Board” means the Board of Directors of Bank.

“Bank Disclosure Schedule” means the disclosure schedule delivered by Bank to Buyer on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article VI.

“Bank Division” has the meaning set forth in Section 2.01(b).

“Bank Employees” has the meaning set forth in Section 4.16(a).

“Bank Financial Statements” has the meaning set forth in Section 4.08.

“Bank Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Bank.

“Bank Loan Property” has the meaning set forth in Section 4.18(a).

“Bank Meeting” has the meaning set forth in Section 6.04.

“Bank Option” shall mean an option to purchase shares of Bank Stock granted pursuant to the First Community Bank 1998 Stock Incentive Plan and First Community Bank 2004 Stock Incentive Plan and outstanding as of the date hereof, as set forth in Bank Disclosure Schedule 4.03.

“Bank Pension Plan” has the meaning set forth in Section 4.16(b).

“Bank Stock” means the Class A common stock, $1.00 par value per share, of Bank and the Class B common stock, $1.00 par value per share, of the Bank.

“BOLI” has the meaning set forth in Section 4.26.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the States of New Hampshire or Vermont are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the recitals to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 6.15(a).

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Bank on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article V or its covenants in Article VI.

“Buyer Financial Statements” has the meaning set forth in Section 4.02(h).

“Buyer Option Plans” means the Lake Sunapee Bank, fsb 1987 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1996 Stock Option Plan, the New Hampshire Thrift Bancshares, Inc. 1998 Stock Option Plan, and the New Hampshire Thrift Bancshares, Inc. 2004 Stock Incentive Plan.

“Buyer Share Price” means the average of the closing sales prices of one share of Buyer Stock for the ten (10) trading days immediately preceding the Determination Date on NASDAQ as reported by The Wall Street Journal.

“Buyer Stock” means the common stock, par value $0.01 per share, of Buyer.

“Cash Consideration” has the meaning set forth in Section 3.03.

“Cash Election Shares” has the meaning set forth in Section 3.07(a).

“Certificate” means any certificate that immediately prior to the Effective Time represents shares of Bank Stock.

“Change in Recommendation” has the meaning set forth in Section 6.04.

“Closing” and “Closing Date” have the meanings set forth in Section 2.10(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.10(b).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the close of business on the fifth (5th) Business Day prior to the Effective Date.

“Dissenting Shares” has the meaning set forth in Section 3.06.

“Effective Date” has the meaning set forth in Section 2.10(a).

“Effective Time” has the meaning set forth in Section 2.10(a).

“Election Deadline” has the meaning set forth in Section 3.07(c).

“Election Form” has the meaning set forth in Section 3.07(b).

“Election Form Record Date” has the meaning set forth in Section 3.07(b).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as

amended, 42 U.S.C. § 9601 et seq.; the Resource Conversation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.16(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Bank to act as agent for purposes of conducting the exchange procedures described in Article III.

“Exchange Ratio” has the meaning set forth in Section 3.02.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston, or any successor thereto.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.14(a).

“Informational Systems Conversion” has the meaning set forth in Section 6.19.

“Insurance Amount” has the meaning set forth in Section 6.14(c).

“Insurance Policies” has the meaning set forth in Section 4.26(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority or any other written notice received by that Person.

“Leases” has the meaning set forth in Section 4.23(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.22(a).

“Mailing Date” has the meaning set forth in Section 3.07(b).

“Material Adverse Effect” means (a) with respect to Bank, any effect that is material and adverse to the financial position, results of operations or business of Bank or that would materially impair the ability of Bank to perform its obligations under this Agreement or otherwise materially impairs the ability of Bank to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions (including interest rates) affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated by this Agreement or restructuring charges taken in connection with the transactions contemplated by this Agreement, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated by this Agreement and (vi) the effects of any action or omission taken with the prior consent of Buyer or as otherwise expressly permitted or contemplated by this Agreement; and (b) with respect to Buyer, any effect that materially impairs the ability of Buyer to make payment at the Effective Time of the aggregate Merger Consideration or otherwise materially impairs the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in the preamble to this Agreement.

“Merger Consideration” means the cash or Buyer Stock, or combination thereof, in an aggregate per share amount to be paid by Buyer for each share of Bank Stock, pursuant to the terms of Article III.

“Merger Registration Statement” has the meaning set forth in Section 6.06(a).

“Mixed Election” has the meaning set forth in Section 3.07(b).

“NASDAQ” means The Nasdaq Stock Market, LLC.

“Non-Election Shares” has the meaning set forth in Section 3.07(a).

“OREO” has the meaning set forth in Section 4.22(a).

“OTS” means the Office of Thrift Supervision.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by Buyer and Bank and as delivered to holders of Bank Stock in connection with the solicitation of their approval of this Agreement.

“Regulatory Order” has the meaning set forth in Section 4.11(b).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Agreement” has the meaning set forth in Section 6.15(d).

“Shortfall Number” has the meaning set forth in Section 3.07(e).

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 3.02.

“Stock Conversion Number” has the meaning set forth in Section 3.07(a).

“Stock Election Shares” has the meaning set forth in Section 3.07(a).

“Stock Election Number” has the meaning set forth in Section 3.07(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Bank Stock then outstanding or all or substantially all of the assets of Bank and otherwise (a) on terms which the Bank Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Bank’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Bank Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“Termination Date” has the meaning set forth in Section 8.01(f).

“Voting Agreement” has the meanings set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER

Section 2.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Bank shall merge with and into Buyer Bank, and Buyer Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. Buyer will cause Buyer Bank, and Bank shall execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of Bank Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

Section 2.02 Alternative Structure. Buyer may, at any time prior to the Effective Time, change the method of effecting the combination of Buyer and Bank (including the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Buyer’s shareholders or Bank’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Buyer or Bank pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, Bank agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 2.03 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Section 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Bank and Buyer each hereby agree to deliver a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinion contemplated by Section 7.01(e).

Section 2.04 Name of the Surviving Bank. The name of the Surviving Bank upon consummation of the Merger shall be “Lake Sunapee Bank, fsb.”

Section 2.05 Charter and Bylaws of the Surviving Bank. The charter and bylaws of the Surviving Bank upon consummation of the Merger shall be the charter and bylaws of Buyer Bank as in effect immediately prior to consummation of the Merger.

Section 2.06 Directors and Officers of the Surviving Bank. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of Buyer Bank in office immediately prior to the Effective Time. At the Effective Time, the number of persons constituting the Board of Directors of Surviving Bank shall be increased by one member to be selected by Buyer and agreed to by Bank shall be appointed to the Board of Directors of Surviving Bank for a term to expire at the Surviving Bank’s next annual meeting, and renominated for such position until at least the third anniversary of the Effective Date. The officers of the Surviving Bank shall consist of the officers of Buyer in office immediately prior to the Effective Time. Each of the directors and executive officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

Section 2.07 Buyer Board Member and Advisory Board. At the Effective Time, the number of persons constituting the Board of Directors of Buyer shall be increased by one member to be selected by Buyer and agreed to by Bank shall be appointed to the Board of Directors of Buyer. In addition, Buyer shall establish an Advisory Board (the “Advisory Board”), which shall operate pursuant to a written charter consistent with this Section 2.07, and which shall meet quarterly. At or prior to the Effective Time, all of the directors of Bank in office immediately prior to the Effective Time whose primary residences are located in the State of Vermont, excluding that Bank director appointed to the Board of Directors of Buyer and Surviving Bank, shall be invited to serve as members of such Advisory Board for a term to expire at Buyer’s next annual meeting, and renominated for such position until at least the third anniversary of the Effective Date; each member of the Advisory Board shall receive a fee of $250 per meeting attended, which fee shall not be paid for meetings attended by telephone.

Section 2.08 Authorized Capital Stock. The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the charter of Buyer Bank immediately prior to the Merger.

Section 2.09 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under federal law, Title 8 of the Vermont Statutes Annotated, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Bank shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Bank shall be vested in and assumed by Buyer Bank.

Section 2.10 Effective Date and Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger provided for herein shall become effective upon the acceptance by the OTS of the filing of articles of combination as provided in 12 C.F.R. § 552.13(j). The date of such filings is herein called the “Effective Date.” The “Effective Time” of the Merger shall be as specified by the OTS on the articles of combination.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern time, at the principal offices of Thacher Proffitt & Wood LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Bank the certificates and other documents required to be delivered under Article VII hereof.

Section 2.11 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Bank, or (ii) otherwise carry out the purposes of this Agreement, Bank and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of Bank or otherwise to take any and all such action.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, all shares of Bank Stock held in the treasury of Bank and each share of Bank Stock owned by Buyer or any direct or indirect wholly owned subsidiary of Buyer or of Bank immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. All remaining shares of Bank Stock, excluding Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Merger Consideration, pursuant to the terms of this Article III.

Section 3.02 Stock Consideration. Each outstanding share of Bank Stock that under the terms of Section 3.07 is to be converted into the right to receive shares of Buyer Stock (the “Stock Consideration”) shall be converted into and become the right to receive from Buyer 0.7477 shares of Buyer Stock (the “Exchange Ratio”).

Section 3.03 Cash Consideration. Each outstanding share of Bank Stock that under the terms of Section 3.07 is to be converted into the right to receive cash (the “Cash Consideration”) shall be converted into the right to receive a cash payment of $12.00.

Section 3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Bank Stock shall cease to be, and shall have no rights as, shareholders of Bank other than the right to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Bank of shares of Bank Stock.

Section 3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Buyer Stock shall be issued in the Merger. Each holder of a Certificate who otherwise would have been entitled to a fraction of a share of Buyer Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Bank Stock owned by such holder at the Effective Time) by the Buyer Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 3.06 Dissenting Shares. Each outstanding share of Bank Stock the holder of which has perfected his or her right to dissent from the Merger under Chapter 11A of the Vermont Statutes Annotated and has not effectively withdrawn or lost such rights as of the

Effective Time (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by such provisions of the Vermont Statutes Annotated. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenting Shares held by such holder shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration to which such holder would be entitled pursuant to Section 3.07 hereof. Bank shall give Buyer prompt notice upon receipt by Bank of any such written demands for payment of the fair value of shares of Bank Stock and of withdrawals of such demands and any other instruments provided pursuant to Chapter 11A of the Vermont Statutes Annotated. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 3.07 Election Procedures.

(a) Holders of Bank Stock may elect to receive shares of Buyer Stock or cash (in either case without interest) in exchange for their shares of Bank Stock in accordance with the following procedures, provided that, in the aggregate, eighty percent (80%) of the total number of shares of Bank Stock issued and outstanding at the Effective Time, including any Dissenting Shares (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of Bank Stock shall be converted into the Cash Consideration. Shares of Bank Stock as to which a holder of Bank Stock has elected to receive the Cash Consideration (including, pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Bank Stock as to which a holder of Bank Stock has elected to receive the Stock Consideration (including, pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Bank Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of Stock Election Shares is referred to herein as the “Stock Election Number.”

(b) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as Bank and Buyer shall mutually agree (“Election Form”), shall be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the anticipated Effective Date or on such earlier date as Bank and Buyer shall mutually agree (the “Mailing Date”) to each holder of record of Bank Stock as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.07, (i) to elect to receive all cash with respect to each share of Bank Stock held by such holder, (ii) to elect to receive all Buyer Stock with respect to each share of Bank Common Stock held by such holder, (iii) to elect to receive cash with respect to a part of such holder’s Bank Stock and Buyer Stock with respect to the remaining part of such holder’s Bank Stock (a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Buyer Stock for such shares. A holder of record of shares of Bank Stock who holds such shares as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of Bank Stock held by such nominee, trustee or held in another representative capacity for a particular beneficial owner. Any shares of Bank Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Buyer Stock, subject to Section 3.06; provided, however, that for purposes of making the proration calculations provided for in this Section 3.07 only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Acquirer and Buyer may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. Bank shall make available up to two separate Election Forms, or such additional Election Forms as Buyer may permit, to all Persons who become holders (or beneficial owners) of Bank Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline. Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Bank Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a Bank shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Bank Stock held by such shareholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Buyer shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

(d) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

(e) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(i) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(ii) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

Section 3.08 Exchange of Certificates; Payment of the Consideration.

(a) Until the six (6) month anniversary of the Effective Time, Buyer shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III, and (ii) certificates, or at Buyer’s option, evidence of shares in book entry form, representing the shares of Buyer Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article III, each to be given to the holders of Bank Stock in exchange for Certificates pursuant to this Article III. Upon such six (6) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Buyer. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article III shall thereafter be entitled to look exclusively to Buyer, and only as a general creditor thereof, for the Merger Consideration to which he or she may be entitled upon exchange of such Certificates pursuant to this Article III. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Bank Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Bank to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(b) The Exchange Agent or Buyer shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or Buyer such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(c) Promptly after the Effective Time, but in no event later than five (5) Business Days thereafter, Buyer shall cause the Exchange Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Bank Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than ten (10) Business Days after due surrender, a check in the amount of the Cash Consideration to which such holder is entitled pursuant to this Article III, plus any amounts due pursuant to Section 3.05 above, as well as a certificate representing the Stock Consideration to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d) If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Cash Consideration in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any certificate representing shares of Buyer Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefore, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Buyer Stock in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the recordholder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Stock.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Bank or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Bank or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the Merger Consideration deliverable in respect of the shares of Bank Stock formerly represented by such Certificate pursuant to this Article III.

Section 3.09 Reservation of Shares. Effective upon the date of this Agreement, Buyer shall reserve for issuance a sufficient number of shares of the Buyer Stock for the purpose of issuing shares of Buyer Stock to Bank shareholders in accordance with this Article III.

Section 3.10 Listing of Additional Shares. Prior to the Effective Time, Buyer shall notify NASDAQ of the additional shares of Buyer Stock to be issued by Buyer in exchange for the shares of Bank Stock.

Section 3.11 Options. Bank Disclosure Schedule 3.11 sets forth all of the outstanding Bank Options as of the date hereof. At the Effective Time, and pursuant to the terms of the Bank Benefit Plans under which Bank Options are granted, each Bank Option that is unexercised and outstanding, whether or not then exercisable, immediately prior thereto shall, by reason of the Merger, be cancelled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess of (A) the Cash Consideration per share over (B) the exercise price per share of each such Bank Option multiplied by (ii) the number of shares of Bank Stock subject to the Bank Option (the “Option Payment”). The Bank shall make the Option Payment immediately prior to the Effective Time and the Bank shall give written notice to each holder of a then outstanding Bank Option that such holder will receive the payment described herein in exchange for such holder’s outstanding Bank Options and the Bank shall obtain the written acknowledgment of each such holder of the receipt of such notice. Prior to making any Option Payment, the Bank shall obtain an executed cancellation agreement from the holder of each Bank Option acknowledging and agreeing to the cancellation of the Bank Option and all rights thereunder in exchange for the Option Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK

Section 4.01 Making of Representations and Warranties. Except as set forth in the Bank Disclosure Schedule, Bank hereby represents and warrants to Buyer that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02 Organization, Standing and Authority of Bank. Bank is a Vermont-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Vermont. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank when due. Bank is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB as set forth on Bank Disclosure Schedule 4.02.

Section 4.03 Bank Capital Stock. The authorized capital stock of Bank consists solely of 2,650,000 shares of Class A common stock, par value $1.00 per share of the Bank, of which 1,168,575 shares are outstanding as of the date hereof, and 135,965 shares of Class B common stock, par value $1.00 per share of the Bank, of which 85,655 shares are outstanding as of the date hereof. As of the date hereof, there are no shares of Bank Stock held in treasury by Bank. The outstanding shares of Bank Stock have been duly authorized and validly issued and are fully paid and non-assessable. Bank does not have any Rights issued or outstanding with respect to Bank Stock and Bank does not have any commitment to authorize, issue or sell any Bank Stock or Rights other than 193,550 Bank Options. Bank Disclosure Schedule 4.03 sets forth the name of each holder of an Bank Option, identifying the nature of the award (incentive or non-qualified), the number of shares each such individual may acquire pursuant to the exercise of such options, the grant, vesting and expiration dates, and the exercise price relating to the options held.

Section 4.04 Subsidiaries. Bank has no Subsidiaries.

Section 4.05 Corporate Power; Minute Books. Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Bank’s shareholders of this Agreement. The minute books of Bank contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Bank and the Bank Board (including committees of the Bank Board).

Section 4.06 Corporate Authority. Subject to the approval of this Agreement by the shareholders of Bank, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Bank and the Bank Board on or prior to the date hereof. The Bank Board has directed that this Agreement be submitted to Bank’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bank Stock, no other vote of the shareholders of Bank is required by law, the Articles of Incorporation of Bank, the Bylaws of Bank or otherwise to approve this Agreement and the transactions contemplated hereby. Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.07 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Bank in connection with the execution, delivery or performance by Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by the Vermont Department of Banking, Insurance, Securities & Health Care Administration and the FDIC, and (ii) the approval of this Agreement by the a majority of the holders of the outstanding shares of Bank Stock. As of the date hereof, Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank, or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 4.08 Financial Statements.

Bank has previously made available to Buyer copies of (i) the statements of condition of Bank as of December 31 for the fiscal year 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year 2006 in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of Bank; (ii) the statements of condition of Bank as of December 31 for the fiscal years 2005 and 2004, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2005 and 2004, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., the registered public accounting firm of Bank; and (iii) the unaudited statements of condition of Bank as of March 31, 2007 and the related unaudited statements of income, cash flows and changes in shareholders’ equity for the three-month period then ended (the “Bank Financial Statements”). The Bank Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Bank for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Bank have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of Bank as a result of or in connection with any disagreements with Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Any financial statements of Bank included in the Bank Board packages to be delivered by Bank to Buyer pursuant to Section 6.17 of this Agreement will be complete and not misleading.

Section 4.09 Absence of Certain Changes or Events.

(a) Except as reflected in Bank’s unaudited balance sheet as of March 31, 2007, since December 31, 2006, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Bank.

(b) Since December 31, 2006, Bank has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

(c) Except as set forth in Bank Disclosure Schedule 4.09, since March 31, 2007, Bank has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of March 31, 2007, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Bank’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Bank’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Bank’s capital stock, (iv) changed any accounting methods (or underlying assumptions), principles or practices of Bank affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Bank or any settlement or compromise of any income tax liability by Bank, (vi) made any material change in Bank’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.10 Financial Controls and Procedures.

During the periods covered by the Bank Financial Statements, Bank has had in place internal controls over financial reporting which are designed and maintained to ensure that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Bank or its accountants.

Section 4.11 Regulatory Matters.

(a) Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2004 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Bank, and except as set forth in Bank Disclosure Schedule 4.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Bank, investigation into the business or operations of Bank, since December 31, 2004. Other than as set forth in Bank Disclosure Schedule 4.11, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Bank. Bank is “well capitalized” as defined in applicable laws and regulations, and Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Other than as set forth in Bank Disclosure Schedule 4.11, neither Bank, nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Bank has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 4.12 Legal Proceedings.

(a) Other than as set forth in Bank Disclosure Schedule 4.12, there are no pending or, to Bank’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank.

(b) Bank is not a party to any, nor are there any pending or, to Bank’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank in which, to the Knowledge of Bank, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Bank or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Bank, or the assets of Bank, and Bank has not been advised of, or is aware of, the threat of any such action.

Section 4.13 Compliance With Laws.

(a) Bank is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Bank has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Bank’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Bank Disclosure Schedule 4.13, Bank has received, since December 31, 2004, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Bank’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.14 Material Contracts; Defaults.

(a) Other than as set forth in Bank Disclosure Schedule 4.14, Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Bank to indemnification from Bank, (iii) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum or (iv) which materially restricts the conduct of any business by Bank. Bank has previously delivered to Buyer true, complete and correct copies of each such document.

(b) To its Knowledge, Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Bank is currently outstanding.

Section 4.15 Brokers.

Neither Bank nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Bank has engaged, and will pay a fee or commission to, RBC Capital Markets in accordance with the terms of a letter agreement between RBC Capital Markets and Bank, a true, complete and correct copy of which has been previously delivered by Bank to Buyer.

Section 4.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Bank (the “Bank Employees”) and current or former directors of Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Bank Benefit Plans”), are identified in Bank Disclosure Schedule 4.16. True and complete copies of all Bank Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Bank Benefit Plans and all amendments thereto, have been provided to Buyer.

(b) All Bank Benefit Plans other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Bank Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Bank Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Bank Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and to the Knowledge of Bank, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Bank Pension Plan under Section 401(a) of the Code. There is no pending or, to Bank’s Knowledge, threatened litigation relating to the Bank Benefit Plans. Bank has not engaged in a transaction with respect to any Bank Benefit Plan or Bank Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Bank to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bank with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Bank under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Bank has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Bank Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any Bank Benefit Plan have been timely made or have been reflected on the financial statements of Bank. No Bank Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Bank has not provided, and is not required to provide, security to any Bank Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Bank has no obligations for retiree health and life benefits under any Bank Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Bank may amend or terminate any such Bank Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Bank Disclosure Schedule 4.16, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Bank Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Bank Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Bank Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(g) Each Bank Benefit Plan that is a deferred compensation plan is in substantial compliance with Section 409A of the Code, to the extent applicable. Any voluntary election by a participant to defer post-2004 compensation into any such deferred compensation plan was effected in a time and manner in compliance with Section 409A of the Code.

(h) Each Bank Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Bank Stock on the date of such grant, (iii) has a grant date identical to the date on which the Bank Board or the Bank’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Bank Tax Returns and the Bank Financial Statements, respectively.

Section 4.17 Labor Matters.

Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Bank’s Knowledge, threatened, nor is Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.18 Environmental Matters.

(a) To Bank’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Bank, or any property in which Bank has held a security interest, Lien or a fiduciary or management role (“Bank Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law.

(b) To Bank’s Knowledge, Bank is in compliance with applicable Environmental Law.

(c) Bank has not been deemed the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Law;

(d) To Bank’s Knowledge, Bank has no liability for any Hazardous Substance disposal or contamination on any third party property.

(e) Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law.

(f) Bank is not, and has not been, subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law

(g) To Bank’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Bank, any currently or formerly owned or operated property, or any Bank Loan Property, that could reasonably be expected to (i) result in any claims, liability or investigations against Bank, (ii) result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or (iii) adversely affect the value of any Bank Loan Property.

(h) Bank has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Bank and any currently or formerly owned or operated property or any Bank Loan Property.

(i) There is no litigation pending or, to the knowledge of Bank, threatened before any court, Governmental Authority or board or other forum in which any defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(j) To the Knowledge of Bank, there are no underground storage tanks on, in or under any Bank Loan Property that are not in compliance with Environmental Laws.

Section 4.19 Tax Matters.

(a) Bank has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Bank (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Bank and which Bank is contesting in good faith. Bank is not the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Bank Disclosure Schedule 4.19, neither Bank nor any its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Bank.

(b) Bank has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Bank are pending with respect to Bank. Bank has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Bank has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Bank.

(d) Bank has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Bank for taxable periods ended December 31, 2005, 2004 and 2003. Bank has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Bank filed for the years ended December 31, 2005, 2004 and 2003. Bank has timely and properly taken such actions in response to and in compliance with notices Bank has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) Bank has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Bank has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Bank has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Bank is not a party to or bound by any Tax allocation or sharing agreement. Bank (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Bank) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Bank (i) did not, as of the end of the most recent period covered by Bank’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Bank’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bank in filing its Tax Returns. Since the end of the most recent period covered by Bank’s call reports filed prior to the date hereof, Bank has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Bank shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Bank has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. Section 1.368-1(d) of the Code.

Section 4.20 Investment Securities.

Bank Disclosure Schedule 4.20 sets forth the book and market value as of March 31, 2007 of the investment securities, mortgage backed securities and securities held for sale of Bank, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.

Section 4.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Bank or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Bank, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Bank has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Bank Disclosure Schedule 4.21, no Derivative Transactions, were it to be a Loan held by Bank, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position of Bank under or with respect to each such Derivative Transactions has been reflected in the books and records of Bank in accordance with GAAP consistently applied, and no open exposure of Bank with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $50,000.

Section 4.22 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Bank Disclosure Schedule 4.22, as of the date hereof, Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of March 31, 2007, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Bank, or to the Knowledge of Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Bank Disclosure Schedule 4.22 identifies (x) each Loan that as of March 31, 2007 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Bank that as of March 31, 2007 was classified as other real estate owned (“OREO”) and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Bank, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The loan documents with respect to each Loan were in compliance with applicable laws and regulations and Bank’s lending policies at the time of origination of such Loans and are complete and correct.

(d) Except as set forth in Bank Disclosure Schedule 4.22, Bank is not a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Bank to repurchase from any such Person any Loan or other asset of Bank.

Section 4.23 Tangible Properties and Assets.

(a) Bank Disclosure Schedule 4.23 sets forth a true, correct and complete list of all real property owned by Bank. Except as set forth in Bank Disclosure Schedule 4.23, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Bank has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Bank Disclosure Schedule 4.23 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Bank uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, Bank has not received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Bank of, or material default by Bank in, the performance of any covenant, agreement or condition contained in any Lease, and to Bank’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Bank Disclosure Schedule 4.23, there is no pending or, to Bank’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Bank uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Bank has paid all rents and other charges to the extent due under the Leases.

Section 4.24 Intellectual Property.

Bank Disclosure Schedule 4.24 sets forth a true, complete and correct list of all Bank Intellectual Property. Bank owns or has a valid license to use all Bank Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Bank Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Bank as currently conducted. Bank Intellectual Property owned by Bank, and to the Knowledge of Bank, all other Bank Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and Bank has not received notice challenging the validity or enforceability of Bank Intellectual Property. To the Knowledge of Bank, the conduct of the business of Bank does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Transactions will not result in the loss or impairment of the right of Bank to own or use any of the Bank Intellectual Property.

Section 4.25 Fiduciary Accounts.

Since December 31, 2003, Bank has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Bank nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 4.26 Insurance.

(a) Bank Disclosure Schedule 4.26 identifies all of the material insurance policies, binders, or bonds currently maintained by Bank, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $50,000. Bank is insured with reputable insurers against such risks and in such amounts as the management of Bank reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, Bank is not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Bank Disclosure Schedule 4.26 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Bank, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the Bank Financial Statements in accordance with GAAP.

Section 4.27 Antitakeover Provisions.

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.28 Fairness Opinion.

The Bank Board has received the written opinion of RBC Capital Markets to the effect that as of the date hereof the Merger Consideration is fair to the holders of Bank Stock from a financial point of view.

Section 4.29 Proxy Statement/Prospectus.

As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of Bank to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Buyer included in the Proxy Statement/Prospectus.

Section 4.30 Disclosure.

The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01 Making of Representations and Warranties. Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Bank that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 5.02 Organization, Standing and Authority of Buyer.

Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 5.03 Organization, Standing and Authority of Buyer Bank.

Buyer Bank is a federally-chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. Buyer Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of each of the Federal Reserve System and the FHLB and owns the requisite amount of stock of each as set forth on Buyer Disclosure Schedule 5.03.

Section 5.04 Buyer Capital Stock.

The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Stock, of which 4,060,878 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, of which no shares have been issued or are outstanding. As of the date hereof, 268,312 shares of Buyer Stock are held in treasury by Buyer. The outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for (a) the Buyer Option Plans pursuant to which there are outstanding options to acquire 411,190 shares of Buyer Stock, and (b) the Buyer Stock to be issued pursuant to this Agreement, Buyer does not have any Rights issued or outstanding with respect to Buyer Stock and Buyer does not have any commitments to authorize, issue or sell any Buyer Stock or Rights.

Section 5.05 Subsidiaries.

Buyer has no Subsidiaries other than Lake Sunapee Bank, fsb, NHTB Capital Trust I, NHTB Capital Trust II, NHTB Capital Trust III, Lake Sunapee Group, Inc., and Lake Sunapee Financial Services Corp.

Section 5.06 Corporate Power; Minute Books.

Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer and Buyer Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer contain true, complete and accurate records of all meetings and other corporate actions held or taken by shareholders of Buyer and the Buyer Board (including committees of the Buyer Board).

Section 5.07 Corporate Authority.

This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Buyer Board on or prior to the date hereof. Buyer has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Bank, this Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 5.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer or

Buyer Bank of this Agreement, or to consummate the transactions contemplated hereby, except for filings of applications or notices with, and consents, approvals or waivers by, the OTS and the Vermont Department of Banking, Insurance, Securities & Health Care Administration. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 5.09 Financial Statements.

Buyer has previously made available to Bank copies of (a) the consolidated statements of condition of Buyer and its Subsidiaries as of December 31 for the fiscal years 2006, 2005, and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years 2006, 2005, and 2004, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., Buyer’s registered public accounting firm, and (ii) the unaudited consolidated statements of condition of Buyer and its Subsidiaries as of March 31, 2007 and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month period then ended (the “Buyer Financial Statements”). The Buyer Financial Statements (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Shatswell, MacLeod & Company, P.C. has not resigned or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.10 Absence of Certain Changes or Events.

Except as reflected in Buyer’s unaudited balance sheet as of March 31, 2007, since December 31, 2006, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

Section 5.11 Financial Controls and Procedures.

During the periods covered by the Buyer Financial Statements, Buyer has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Buyer’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or its accountants.

Section 5.12 Regulatory Matters.

(a) Buyer has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2004 with any Governmental Authority, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Buyer, and except as set forth in Buyer Disclosure Schedule 5.12, no Governmental Authority has initiated any proceeding, or to the Knowledge of Buyer, investigation into the business or operations of Buyer, since December 31, 2004. Other than as set forth in Buyer Disclosure Schedule 5.12, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Buyer Bank. Buyer Bank is “well capitalized” as defined in applicable laws and regulations, and Buyer Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Buyer has timely filed with the SEC and NASDAQ all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

(c) Other than as set forth in Buyer Disclosure Schedule 5.12, neither Buyer, nor any of its properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it. Buyer has not been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

Section 5.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 5.13, there are no pending or, to Buyer’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer.

(b) Buyer is not a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer in which, to the Knowledge of Buyer, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer, or the assets of Buyer, and Buyer has not been advised of, or is aware of, the threat of any such action.

Section 5.14 Compliance With Laws.

(a) Buyer is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Buyer has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c) Other than as set forth in Buyer Disclosure Schedule 5.14, Buyer has received, since December 31, 2004, no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 5.15 Brokers.

Neither Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Buyer, a true, complete and correct copy of which has been previously delivered by Buyer to Bank.

Section 5.16 Tax Matters.

(a) Buyer has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer.

(b) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer. Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) It is the present intention of Buyer to continue at least one significant historic business line of Bank, or to use at least a significant portion of Bank’s historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d) of the Code.

Section 5.17 Financial Ability.

On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Merger Consideration to holders of Bank Stock pursuant to Article III hereof.

Section 5.18 Buyer Stock.

The shares of Buyer Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 5.19 Disclosure.

The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI

COVENANTS

Section 6.01 Covenants of Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Bank shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Bank will use its reasonable best efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Bank and (iii) preserve for itself and Buyer the goodwill of the customers of Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Bank Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, Bank shall not:

(a) Capital Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed in the Bank Disclosure Schedules, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Bank or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in the aggregate of more than three percent (3%) of Bank’s total salary expense, (ii) Bank shall be permitted to make cash contributions to the Bank 401(k) Plan in the ordinary course of business consistent with past practice, and (iii) Bank shall be permitted to pay accrued bonuses at the Closing consistent with past practice and prorated through the Closing Date.

(d) Hiring. Hire any person as an employee of Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Bank Disclosure Schedule 6.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $50,000 and whose employment is terminable at the will of Bank, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Bank Disclosure Schedule 6.01(e)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Bank.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Bank taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Other than as set forth on Bank Disclosure Schedule 6.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend Bank’s Articles of Incorporation or Bylaws.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Bank of an amount which exceeds $25,000 and/or would impose any material restriction on the business of Bank.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, borrowings from the FHLB and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Bank Disclosure Schedule 6.01(r), make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in accordance with Bank’s loan policies and procedures in effect as of the date hereof.

(s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t) Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (t), “material” shall mean affecting or relating to $25,000 of taxable income.

(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(x) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02 Covenants of Buyer. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Bank, Buyer will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

Section 6.04 Bank Shareholder Approval. Bank agrees to take, in accordance with applicable law, the Articles of Incorporation of Bank and the Bylaws of Bank, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Bank’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Bank Meeting”) and, subject to Section 6.08, shall take all lawful action to solicit such approval by such shareholders. Bank agrees to use its best efforts to convene the Bank Meeting within thirty-five (35) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Bank pursuant to Section 6.08, and in any event shall convene the Bank Meeting within forty-five (45) days after such mailing. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Bank shareholders at the Bank Meeting. The Bank Board shall at all times prior to and during the Bank Meeting recommend adoption of this Agreement by the shareholders of Bank and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 6.11 (a “Change in Recommendation”). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of Bank for their approval at the Bank Meeting and nothing contained herein shall be deemed to relieve Bank of such obligation.

Section 6.05 Merger Registration Statement; Proxy Statement/Prospectus.

For the purposes of (x) registering Buyer Stock to be offered to holders of Bank Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Bank Meeting, Buyer shall draft and prepare, and Bank shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by Buyer in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. Buyer shall provide Bank and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. Buyer shall file the Merger Registration Statement with the SEC. Each of Buyer and Bank shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Bank shall thereafter promptly mail the Proxy Statement/Prospectus to its shareholders. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Bank shall furnish to Buyer all information concerning Bank and the holders of Bank Stock as may be reasonably requested in connection with such action.

Section 6.06 Cooperation and Information Sharing. Bank shall provide Buyer with any information concerning Bank that Buyer may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Bank promptly copies of all correspondence between it or any of its representatives and the SEC. Buyer shall provide Bank and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Buyer and Bank agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC. Bank agrees to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto to be mailed to the holders of Bank Stock entitled to vote at the Bank Meeting at the earliest practicable time.

Section 6.07 Supplements or Amendment. Bank and Buyer shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Bank shall cooperate with Buyer in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and Buyer shall file an amended Merger Registration Statement with the SEC, and each of Buyer and Bank shall mail an amended Proxy Statement/Prospectus to their respective shareholders.

Section 6.08 Regulatory Approvals. Each of Bank and Buyer will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Bank and Buyer will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer, Buyer Bank, or Bank to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer, Buyer Bank, and Bank shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 6.09 Press Releases. Bank and Buyer shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Bank and Buyer shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 6.10 Access; Information.

(a) Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Buyer and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Bank and to such other information relating to Bank as Buyer may reasonably request and, during such period, it shall furnish promptly to Buyer all information concerning the business, properties and personnel of Bank as Buyer may reasonably request.

(b) All information furnished to Buyer by Bank pursuant to Section 6.10(a) shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Mutual Agreement of Confidentiality, dated as of March 15, 2007, by and between Bank and Buyer (the “Confidentiality Agreement”).

(c) No investigation by Buyer of the business and affairs of Bank shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement.

Section 6.11 No Solicitation by Bank.

(a) From the date of this Agreement through the Effective Time, Bank shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (x) the Bank Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Bank to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.11(a) that the Bank Board believes in good faith is a Superior Proposal; provided, however, that no Acquisition Proposal shall be considered a Superior Proposal unless, during the three (3) day period following Buyer’s notification of the Superior Proposal, Bank and its advisors shall have negotiated in good faith with Buyer to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (y) Bank provides notice to Buyer of its decision to take such action in accordance with the requirements of Section 6.11(b), Bank may (1) furnish information with respect to Bank to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by Bank after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Buyer than, the terms contained in any such agreement between Bank and Buyer, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation referred to in Section 6.04.

(b) Bank shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Bank or for access to the properties, books or records of Bank by any Person that informs the Bank Board or a member of the senior management of Bank that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Bank, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. Bank shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Bank also shall promptly, and in any event within twenty-four (24) hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.11(a).

(c) Bank shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Buyer who have been furnished confidential information regarding Bank in connection with the solicitation of or discussions regarding an Acquisition Proposal within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Bank agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Bank is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(d) Bank shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Bank are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Bank, at the direction or with the consent of Bank, shall be deemed to be a breach of this Section 6.11 by Bank.

Section 6.12 Affiliate Agreements. Not later than the 15th calendar day prior to the mailing of the Proxy Statement/Prospectus, Bank shall deliver to Buyer a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Bank Meeting, deemed to be an “affiliate” of Bank within the meaning of Rule 145 promulgated under the Securities Act. Bank shall use its reasonable best efforts to cause each such person who may be deemed to be an “affiliate” of Bank within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement/Prospectus a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Stock received in the Merger, in the form attached hereto as Exhibit C.

Section 6.13 Certain Policies. Prior to the Effective Date, Bank shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer; provided, however, that Bank shall not be obligated to take any action pursuant to this Section 6.13 unless and until Buyer acknowledges, and Bank is satisfied, that all conditions to Bank’s obligation to consummate the Merger have been satisfied and that Buyer shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Bank pursuant to this Section 6.13 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Bank or its management with any such adjustments.

Section 6.14 Indemnification.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Bank or is or was serving at the request of Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the Transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Bylaws of Buyer as in effect on the date hereof (subject to change as required by law). Buyer’s obligations under this Section 6.14(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.14, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

(c) Prior to the Effective Time, Buyer shall use its reasonable best efforts to cause the persons serving as directors and officers of Bank immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by Bank (provided that Buyer may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Bank’s existing coverage limits) for a six-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Buyer be required to expend in any one year more than an amount equal to 150% of the current annual amount expended by Bank to maintain such insurance (the “Insurance Amount”), and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.14(c) as a result of the preceding provision, Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.14.

Section 6.15 Employees; Benefit Plans.

(a) Following the Closing Date, Buyer may choose to maintain any or all of the Bank Benefit Plans in its sole discretion. However, for any Bank Benefit Plan terminated for which there is a comparable benefit plan of general applicability at Buyer or any Subsidiary of Buyer (each, a “Buyer Benefit Plan”), Buyer shall take all reasonable action so that employees of Bank shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer (it being understood that inclusion of the employees of Bank in the Buyer Benefit Plans may occur at different times with respect to different plans). Buyer shall cause each Buyer Benefit Plan in which employees of Bank are eligible to participate to take into account for purposes of eligibility and vesting under the Buyer Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Bank to the same extent as such service was credited for such purpose by Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Buyer to amend or terminate any of the Bank Benefit Plans or Buyer Benefit Plans (including the frozen defined benefit plan maintained by Buyer) in accordance with their terms at any time; provided, however, that Buyer shall continue to maintain the Bank Benefit Plans (other than stock-based or incentive plans) for which there is a comparable Buyer Benefit Plan until the Bank Employees are permitted to participate in the Buyer Benefit Plans, unless such Buyer Benefit Plan has been frozen or terminated with respect to similarly situated employees of Buyer or any Subsidiary of Buyer.

(b) To the extent that the vacation policies of Bank, as set forth on Bank Disclosure Schedule 4.16, are more favorable to employees than are the vacation policies of Buyer, the Bank vacation policies will be continued with respect to employees of the Surviving Bank who were employees of Bank prior to the Effective Time. Buyer shall assume and honor, under the vacation policies of Bank, as disclosed on Bank Disclosure Schedule 4.16, the accrued but unused vacation time of employees of the Surviving Bank or a Subsidiary thereof who were employees of Bank prior to the Effective Time.

(c) If employees of Bank become eligible to participate in a medical, dental or health plan of Buyer upon termination of such plan of Bank, Buyer shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Bank Benefit Plan prior to the Effective Time.

(d) Any employee of Bank (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment is terminated (other than for cause) at the request of Buyer (but by and in the sole discretion of Bank) prior to the Effective Time, or is terminated by Buyer or a Subsidiary of Buyer within one (1) year following the Effective Date, shall be entitled to receive severance payments in an amount equal to two (2) weeks salary for each year of service (including all service with Bank, Buyer and any Subsidiary of Buyer), with a minimum of four (4) and a maximum of twenty-six (26) weeks of salary.

(e) Bank shall obtain from each of the individuals named in Bank Disclosure Schedule 6.15(e) an agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under the specified programs the amounts and benefits determined under his or her Settlement Agreement (the aggregate amount of such payment to be specified in Bank Disclosure Schedule 6.15(e)) and pay such amounts to such individuals who are employed at the Effective Time. As to, and only as to, each individual who enters into a Settlement Agreement, Buyer acknowledges and agrees that (i) the Merger constitutes a “change of control” or “change in control” for all purposes pursuant to such change of control agreements; and (ii) in light of

Buyer’s plans relating to management assignments and responsibilities with respect to the business of Buyer from and after the Effective Time, each officer or employee who is a party to, or is otherwise subject to, any such agreement will, upon consummation of the Merger, be considered to have terminated employment thereunder and receive the severance or other similar benefits as if there was a termination of employment for “good reason,” regardless of whether such termination of employment has occurred or subsequently occurs. Any officer or employee of Bank who is a party to a Settlement Agreement shall be entitled to receive the benefits payable or to be otherwise provided under such Settlement Agreement as a result of such deemed termination on the Closing Date, and Buyer agrees to provide the non-cash benefits provided in the Settlement Agreement. In the case of any employee whose is an employee as of the Effective Time and who has executed and delivered a Settlement Agreement, payment of the monetary amounts specified for such person in Bank Disclosure Schedule 6.15(e) shall be made on the Closing Date.

(f) In addition, Buyer and Bank may wish to provide retention bonuses to employees of Bank who remain employed at Bank through the Effective Time, or at the Surviving Bank for an interim period following the Effective Time as disclosed in Bank Disclosure Schedule 6.15(f), and pursuant to a retention agreement to be agreed upon by Buyer and Bank.

Section 6.16 Notification of Certain Changes. Buyer and Bank shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article IV and Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by Bank or Buyer, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 6.17 Current Information. During the period from the date of this Agreement to the Effective Time, Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of Bank. Without limiting the foregoing, Bank agrees to provide Buyer (i) a copy of each report filed by Bank with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Bank Disclosure Schedule 4.14.

Section 6.18 Board Packages. Bank shall distribute a copy of the Bank Board package, including the agenda and any draft minutes, to Buyer at the same time and in the same manner in which it distributes a copy of such packages to the Bank Board; provided, however, that Bank shall not be required to copy Buyer on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Bank or any other matter that the Bank Board has been advised of by counsel that such distribution to Buyer may violate a confidentiality obligation or fiduciary duty or any law or regulation.

Section 6.19 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Bank shall use their reasonable best efforts to facilitate the integration of Bank with the business of Buyer following consummation of the Transactions, and shall meet on a regular basis to discuss and plan for the conversion of Bank’s its Subsidiaries’ data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by Buyer and its Subsidiaries, which planning shall include, but not be limited to, (a) discussion of Bank’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Bank in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Bank shall take all action which is necessary and appropriate to facilitate the Informational Systems Conversion; provided, however, that Buyer shall indemnify Bank for any reasonable out-of-pocket fees, expenses or charges that Bank may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion. If this Agreement is terminated by Buyer and/or Bank in accordance with Section 8.01(a), 8.01(b), 8.01(c) or 8.01(f), or by Bank only in accordance with Section 8.01(d), 8.01(e) or 8.01(g), Buyer shall indemnify Bank for any reasonable fees, expenses or charges related to reversing the Informational Systems Conversion.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Bank and Buyer to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Regulatory Approvals. All consents and approvals of a Governmental Authority required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c) NASDAQ Listing. The shares of Buyer Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e) Tax Opinions. Buyer shall have received a letter setting forth the written opinion of Thacher Proffitt & Wood LLP, in and form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, and Bank shall have received a letter setting forth the written opinion of Murtha Cullina LLP, in form and substance reasonably satisfactory to Bank, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a)(i)(A) of the Code.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Bank or the Surviving Bank. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Bank by the Chief Executive Officer of Bank to such effect.

(b) Performance of Obligations of Bank. Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Bank by the Chief Executive Officer of Bank to such effect.

(c) Adverse Regulatory Conditions. No regulatory approval referred to in Section 7.01(b) hereof shall contain any condition, restriction or requirement which the Board of Directors of Buyer reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that Buyer would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(d) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and executive officer of Bank concurrently with Bank’s execution and delivery of this Agreement.

(e) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Bank Stock.

(f) Other Actions. Bank shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Buyer may reasonably request.

Section 7.03 Conditions to Obligations of Bank. The obligations of Bank to consummate the Merger also are subject to the fulfillment or written waiver by Bank prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Buyer. Bank shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bank shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Bank may reasonably request.

Section 7.04 Frustration of Closing Conditions. Neither Buyer nor Bank may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to Section 7.04.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Transactions may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Bank or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Shareholder Approval. By Buyer or Bank (provided, in the case of Bank, that it shall not be in material breach of any of its obligations under Section 6.05), if the approval of the shareholders of Bank required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 7.02(a) (in the case of a breach of a representation or warranty by Buyer) or Section 7.03(a) (in the case of a breach of a representation or warranty by Bank).

(e) Breach of Covenants. By either Buyer or Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) (in the case of a breach of a covenant or agreement by Bank) or Section 7.03(b) in the case of a breach of a representation or warranty by Buyer).

(f) Delay. By either Buyer or Bank if the Merger shall not have been consummated on or before October 31, 2007 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc. By Buyer or Bank, if (i) Bank shall have breached its obligations under Section 6.12, (ii) the Bank Board shall have failed to make its recommendation referred to in Section 6.05, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, (iii) the Bank Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition

Transaction with any Person other than Buyer or a Subsidiary of Buyer or (iv) Bank shall have materially breached its obligations under Section 6.05 by failing to call, give notice of, convene and hold the Bank Meeting in accordance with Section 6.05.

(h) Price Decline. By Bank, if the Bank Board so determines by a majority vote of the members of the entire Bank Board, at any time during the five business-day period commencing on the Regulatory Approval Date if both of the following conditions are satisfied:

(i) The Buyer Market Value on the Regulatory Approval Date is less than $12.84, adjusted as indicated in the last sentence of this Section 8.01(h); and

(ii) the number obtained by dividing the Buyer Market Value on the Regulatory Approval Date by the Initial Buyer Market Value shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15;

subject, however, to the following three sentences. If Bank elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt written notice thereof to Buyer. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Bank Stock who elect to receive Buyer Stock hereunder by adjusting the Exchange Ratio to one of the following quotients at its sole discretion: (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the Buyer Market Value on the Regulatory Approval Date; or (y) the quotient determined by dividing $16.05 by the Buyer Market Value on the Regulatory Approval Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .80. If Buyer so elects, it shall give, within such five business-day period, written notice to Bank of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(h), the following terms shall have the meanings indicated below:

“Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Stock as reported on the Nasdaq Global Market for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

“Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company’s name in the definition of Index Group below.

“Final Price” means, with respect to any company belonging to the Index Group, the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the twenty consecutive trading days immediately preceding the Regulatory Approval Date.

“Index Group” means the NASDAQ Bank Index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Stock, as reported on the Nasdaq Global Market, for the twenty consecutive trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 8.01(h).

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

“Regulatory Approval Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

If Buyer or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Regulatory Approval Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(h).

Section 8.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, the parties hereto agree that Bank shall pay to Buyer a termination fee of $625,000 within three (3) Business Days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

(a) Buyer or Bank terminates this Agreement pursuant to Section 8.01(g); or

(b) Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Bank within eighteen (18) months following the termination of this Agreement by Buyer pursuant to Section 8.01(d) or Section 8.01(e) because of a willful breach by Bank after an Acquisition Proposal has been publicly announced or otherwise made known Bank.

Section 8.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01 and Section 9.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section

8.02 or this Section 8.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.10(b), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Bank Meeting no amendment shall be made which by law requires further approval by the shareholders of Bank without obtaining such approval.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions.

Section 9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and Bank; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Buyer:

New Hampshire Thrift Bancshares, Inc.

9 Main Street

Newport, New Hampshire 03773

Attention: Stephen W. Ensign

Chairman, President and Chief Executive Officer

Fax:          (603) 863-9571

With a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW

Suite 800

Washington, DC 20006

Attention: Richard A. Schaberg, Esq.

Fax:          (202) 626-1930

If to Bank:

First Community Bank

One Bond Street

Woodstock, Vermont 05091

Attention: Charles M. Petersen

President and Chief Executive Officer

Fax:          (802) 457-4605

With a copy to:

Murtha Cullina LLP

CityPlace I

185 Asylum Street, 29th Floor

Hartford, CT 06103

Attention: Willard F. Pinney, Jr., Esq.

Fax:          (860) 240-6150

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Plan of Merger, the Voting Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce Buyer’s obligation under Section 6.12, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	Vice Chairman, Executive Vice President, Chief Financial Officer and Corporate Secretary

FIRST COMMUNITY BANK

By:	/s/ Charles M. Petersen
Name:	Charles M. Petersen
Title:	President and Chief Executive Officer